Exhibit 5.3

6 December 2017

To:    The persons listed in Appendix 1 (the “Addressees”)

Dear Sirs,

Issue and Sale by AXIS Specialty Finance PLC of AXIS Finance PLC Debt Securities

We refer to

(a)	the Registration Statement on Form S-3 (the “Registration Statement”), filed on 22 November 2016 by AXIS Capital Holdings Limited (the “Guarantor”), AXIS Specialty Finance LLC and AXIS Specialty Finance PLC (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Securities Act”) and relating to, among other things, the potential issuing and offering for sale of debt securities of the Company (the “AXIS Finance PLC Debt Securities”);

(b)	the Prospectus Supplement (the “Prospectus Supplement”) relating to the issuance and sale by the Company of an aggregate of $350,000,000 in principal amount of the 4.00% Senior Notes due 2027 (the “Notes”), supplementing the Registration Statement and filed on or about 27 November 2017 by the Guarantor and the Company, with the Commission under the Securities Act; and

(c)	the Indenture dated 13 March 2014 between, among others, the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Trustee”) pursuant to which the Notes will be issued (the “Indenture”).

We have acted as legal advisers to the Company as to certain matters of English law in connection with the preparation, execution and delivery of (i) the Prospectus Supplement and the filing thereof with the Commission under the Securities Act, and (ii) the Indenture, and with the issuance and sale of the Notes respectively thereunder. We have taken instructions solely from the Company.

2.	Interpretation

(a)	In this opinion:

(i)	“Indenture” means the Indenture dated 13 March 2014 between, among others, the Company, the Guarantor and the Trustee, pursuant to which the Notes will be issued;

(ii)	“Prospectus Supplement” means the Prospectus Supplement relating to the issuance and sale by the Company of the Notes, supplementing the Registration Statement and dated 29 November 2017; and

(iii)	“Registration Statement” means the Registration Statement on Form S-3 relating to the potential issuing and offering for sale of the AXIS Finance PLC Debt Securities dated 22 November 2016.

(b)	Headings used in this opinion are for ease of reference only and shall not affect its interpretation.

3.	Documents Examined and Searches

(a)	In connection with this opinion, we have examined electronic scanned copies of the following documents:

(i)	the certificate of incorporation of the Company as obtained from the Companies Registry;

(ii)	the Model Articles for Public Companies adopted as the articles of association of the Company upon the incorporation of the Company on 3 January 2014, which we assume were, or as the case may be are, the articles of association of the Company in force as at 13 March 2014, 29 November 2017 and 6 December 2017; and

(iii)	the trading certificate of the Company as obtained from the Companies Registry.

(b)	We have also:

(i)	carried out a company search in respect of the Company at 9.45 a.m. (London time) on 5 December 2017 at the Companies Registry (the “Company Searches”); and

(ii)	made a telephone enquiry at 10.30 a.m. (London time) on 5 December 2017 of the Central Registry of Winding-up Petitions at the High Court in London in respect of the Company (the “Winding-up Enquiries” and, together with the Company Searches, the “Searches”).

The Company Searches revealed no order or resolution for the winding-up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator. The Winding Up Enquiries revealed no petition for the winding-up of the Company. These searches and enquiries do not necessarily reveal the up-to-date position and are not conclusive as to whether insolvency proceedings have been commenced against the Company or its assets.

(c)	Except as specified in paragraphs (a) and (b) above, for the purpose of giving this opinion we have not examined any other documents or records or made any other searches or enquiries relating to the Company or the other parties to the Registration Statement, the Prospectus Supplement, the Indenture or the transactions contemplated respectively thereby.

4.	Applicable Law

This opinion relates only to English domestic law in force and as applied by the courts of England and Wales at the date of this opinion and not to its conflict of laws rules. We have not investigated, and express no opinion concerning, the laws of any jurisdiction other than England and Wales. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales.

This opinion and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it shall be governed by and shall be construed in accordance with English law. This opinion is issued subject to the condition that any person relying on or claiming the benefit of this opinion accepts that the courts of England and Wales have exclusive jurisdiction to hear and determine any action or claim arising out of or in connection with this opinion.

5.	Assumptions

In giving this opinion we have assumed that:

(a)	all signatures, stamps and seals are genuine;

(b)	all documents submitted to or examined by us as originals are complete, accurate, up-to-date and authentic;

(c)	all documents submitted to or examined by us as copies are true and complete copies of original documents which were complete, accurate, up-to-date and authentic;

(d)	no supplement, amendment or waiver has been made to any document submitted to or examined by us;

(e)	the Searches accurately and fully disclosed the up-to-date position of the Company and that there has been no change to its position since the time of those Searches which might affect any of the conclusions stated in this opinion;

(f)	the Company was not insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 (or equivalent legislation in its jurisdiction of incorporation or establishment) at the time it filed the Prospectus Supplement and entered into the Indenture and the Company was not or has not become, or will not be or become, as a result of filing the Prospectus Supplement and entering into the Indenture or the transactions contemplated respectively thereby, insolvent or unable to pay its debts within the meaning of that section; and

(g)	no application has been made or petition presented to a court, no order has been made, the Company has not given notice or passed any resolution and no other step has been taken by any person to liquidate or wind-up the Company or to commence any other bankruptcy, administration or insolvency proceeding relating to the Company or to appoint a receiver, administrative receiver, administrator, liquidator or like officer in respect of it or any of its assets and no voluntary arrangement has been proposed or moratorium obtained in respect of the Company (or in any such case any analogous act in any other applicable jurisdiction).

6.	Opinion

Based upon and subject to the foregoing and to the qualifications and limitations set out in paragraph 7 (Qualifications and Limitations), we are of the opinion that the Company has been duly incorporated and is validly existing under the laws of England and Wales with full power, authority and capacity to carry on its business and own its properties within any limits stated in its articles of association.

This opinion is limited to the matters expressly stated in this paragraph 6 and does not extend to any other matters.

7.	Qualifications and Limitations

This opinion is qualified and limited by and subject to the following:

(a)	Searches

It is our experience that the Searches may be unreliable.

(i)	The Company Searches referred to above are not conclusively capable of revealing whether or not:

A.	a winding-up order has been made or a resolution passed for the winding-up of a company; or

B.	an administration order has been made; or

C.	a receiver, administrative receiver, administrator or liquidator has been appointed; or

D.	a mortgage or charge has been created by a company,

as notice of these matters may not be filed with the Registrar of Companies immediately (and as there is a lapse of time between filing of a matter with the Registrar of Companies and particulars of the matter being available for retrieval through the Companies House search function, searches may not always reveal filed matters), nor is it capable of revealing, before the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

(ii)	The Winding-up Enquiries referred to above relate only to a compulsory winding-up, and not a voluntary winding-up, and are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period six months prior to the date when the enquiry was made.

8.	Reliance

(a)	This opinion is given solely for the benefit of the Addressees (in the capacities in which they are specified as addressees) in connection with the Prospectus Supplement and the Indenture.

(b)	This opinion and its contents may not be relied upon by or disclosed to any other person or be quoted or made public in any way without our prior written consent, except that we hereby consent to the filing of this opinion as Exhibit 5.3 to the Guarantor’s Current Report on Form 8-K filed on 6 December 2017 and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement.

Yours faithfully,

/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP

APPENDIX 1

Addressees

AXIS Capital Holdings Limited

92 Pitts Bay Road

Pembroke, Bermuda HM 08

As Guarantor under the Prospectus Supplement

AXIS Specialty Finance PLC Principal executive office: 4th Floor Plantation Place South 60 Great Tower Street London England EC3R 5AZ	Registered office: c/o Willkie, Farr & Gallagher CityPoint 1 Ropemaker Street London England EC2Y 9AW

As Issuer under the Prospectus Supplement